Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES SPECIAL $0.10 CASH DIVIDEND

Newport Beach, CA – December 3, 2012 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors has declared a one-time, special cash dividend of $0.10 per share. The dividend will be distributed on December 21, 2012 to shareholders of record as of December 11, 2012.

Eric G. Wintemute, Chairman and CEO of American Vanguard, stated: “Like many public companies, we recognize that the tax consequences to recipients of cash dividends are expected to increase dramatically starting in calendar year 2013. In light of that change, our outstanding financial performance thus far in 2012, and our strong year-end cash position, Management and the Directors of the Company are pleased to provide our shareholders with this additional return on their investment. We are committed to sharing American Vanguard’s success with its owners and appreciate our investors’ continued support as we pursue profitable growth in our worldwide markets.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com